Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2017 (except for Note 2 to which the date is October 3, 2017), relating to the consolidated financial statements of Net Element, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

October 19, 2017